Exhibit 99.1 Investor Information August - September 2020

Table of contents Topic Page # Profile and Strategy 3-11 Net Interest Income and Asset Sensitivity 12-16 Fee Income and Efficiencies 17-20 Balance Sheet 21-23 Capital, Debt & Liquidity 24-29 Credit 30-48 Technology & Continuous Improvement 49-54 Environmental, Social & Corporate Governance 55-56 Appendix 57-67 2

Our banking franchise Ranked 16th in the U.S. in total deposits(1) Branch locations by state (2) Alabama – 202 Louisiana – 93 (3) Birmingham, Alabama Line of business coverage Arkansas – 73 Mississippi – 118 Florida – 293 Missouri – 55 Georgia – 111 North Carolina – 7 Illinois – 43 South Carolina – 22 Indiana – 48 Tennessee – 215 Iowa – 8 Texas – 92 Kentucky – 11 3 (1) Source: SNL Financial as of 7/22/2020; pro-forma for announced M&A transactions as of 7/30/2020. (2) Total branches as of 6/30/2020. (3) Does not include Ascentium Capital or First Sterling.

Business segments 2Q20 Pre-tax pre- Average loans Average deposits provision income(1) 2% 4% 8% 33% 33% $621M $92B $111B 45% 51% 65% 59% Consumer Corporate Wealth Management (1) Pie %'s exclude the pre-tax pre-provision income (loss) from the Other Segment totaling $(98) million. 4

Responding to our communities, customers and associates Communities • Committing $12M to advance programs and initiatives that promote racial equity and economic empowerment for communities of color • Donating $5M toward COVID-19 relief and recovery efforts • Donating previously purchased advertising time to food banks across our footprint • Providing grants for several Community Development Financial Institutions and nonprofit organizations focused on helping small businesses in underserved areas to regain stability Customers • Supporting consumers with fee waivers and payment assistance; also processing requests for payment deferrals for businesses • Helping business customers access the Small Business Administration's Paycheck Protection Program • Temporarily halting new foreclosures and repossessions Associates • Limiting branch activities to drive through services or in-office appointments; vast majority have remained open during pandemic • Providing additional compensation for certain branch and operationally essential associates as well as free COVID-19 testing and enhanced telehealth benefits for all associates; Regions' green masks were also provided to all associates 5

Supporting our customers Customer Loan Modifications As of 6/30/20 As of 7/31/20 Balances w/ Balances w/ Approx # of deferral ($ in Deferral as % Approx # of deferral ($ in Deferral as % deferrals millions) of total deferrals millions) of total Mortgage (portfolio only) 5,500 $1,422 9% 4,500 $1,091 7% Home Equity 3,000 251 3% 1,200 105 1% Indirect-Vehicles(1) 4,000 102 8% 2,000 43 3% Indirect-Other Consumer 5,500 84 3% 2,700 43 1% Credit Card 5,000 27 2% 1,700 9 1% Other Consumer 4,000 42 4% 1,500 13 2% Total Consumer 27,000 1,928 6% 13,600 1,304 4% Total Business(2) 14,000 3,763 6% 5,600 844 1% Total 41,000 $5,691 6% 19,200 $2,148 2% • Through July, less than 25% of business customer loan balances which received assistance are still on deferral • As of July 31st, 344 mortgage forbearance loans totaling $110M have been resolved through loan modifications, 164 totaling $39M have been resolved through payment plans, and 613 totaling $180M are currently being worked on with customers • Through July, and excluding mortgage, have received less than 150 second deferral requests from consumers totaling $8M (1) Indirect vehicles deferral metrics include Dealer Financial Services and Direct auto only. (2) Business loan deferral metrics include 6 Ascentium Capital.

Supporting our customers-cont'd Paycheck Protection Program (as of August 6, 2020) PPP funds to PPP funds to companies with companies with ~$5B $ Loans Funded < 100 employees < 50 employees 62% 49% 46K # Loans Funded PPP Application Channels Average Loan Size Direct Loans closed $102K Branch using Docusign(1) 23% 97% 76% ~600K Jobs Supported Online (1) Customers obtained a Docusign ID for closing, does not guarantee that the loan closed 7 using e-signature.

Top market share plays a valuable role in the competitive landscape

GENERATING
Consistent Sustainable
Long-term Performance

Markets with top 5 market share[1]


MSAs
Non-MSA counties

- Ranked 16th in the U.S. in total deposits[1]
- 87% of deposits in 7 states: Alabama, Tennessee, Florida, Louisiana, Mississippi, Georgia, Arkansas
- Top 5 or better market share in ~70% of MSAs across 15-state footprint[1]
- ~70% of deposits in markets without a significant money center bank presence[2]
- Investing in priority markets
  - St. Louis, Missouri
  - Atlanta, Georgia
  - Orlando, Florida
  - Houston, Texas

(1) Based on MSA and non-MSA counties using FDIC deposit data as of 6/30/2019; pro-forma for announced M&A transactions as of 7/30/2020.
(2) Significant money center bank presence (JPM, BAC, C, WFC) defined as combined market share using 6/30/2019 FDIC deposit data of 20% or more.

REGIONS 8

Presence in strong growth markets Population growth vs. peers(1) (2020-2025) More than 60% of top(2) MSAs are projected to grow faster than the U.S. national average Peer #1 4.9% Top Faster Market (1) Growing MSAs Deposits Rank(2) '20-'25 Population Growth RF 3.4% Nashville, Tennessee $7.8 3 Peer #2 3.4% Tampa, Florida $3.9 4 Peer #3 2.3% Miami, Florida $3.9 14 Atlanta, Georgia $3.6 7 Peer #4 2.2% Knoxville, Tennessee $2.1 3 Peer #5 1.6% Orlando, Florida $1.9 5 Huntsville, Peer #6 1.5% Alabama $1.6 1 Indianapolis, Peer #7 1.4% Indiana $1.5 12 Chattanooga, Tennessee $1.3 3 Peer #8 0.8% Peer median: 1.9% Houston, Texas $1.2 20 National average: 3.3% (1) Source: U.S. Census Bureau. Large Regional Peers: TFC, CFG, FITB, HBAN, KEY, MTB, PNC, USB. 9 (2) Source: SNL. Top 30 markets as defined by deposit dollars - FDIC 6/30/2019. Pro-forma for announced M&A transactions as of 7/30/2020.

Our footprint has significant economic advantages Jobs Population Footprint Retirees 42% of all new jobs 52% of all U.S. 35% of the U.S. GDP 6 of the top 10 states created in the U.S. population growth in generated in our where retirees are since 2009 were in last 10 years occurred footprint moving our footprint within our footprint Alabama Tennessee Louisiana Florida Georgia Top 5 state for #1 state growth in #1 state for #2 best economy in #1 state for doing economic growth advanced workforce training the U.S. business potential manufacturing Note: See appendix for references. 10

Regions receives top honors Regions Bank Named Top Customer Experience Six Years Strong: Regions Regions Bank Named Top Winner of 13 Leader in Large Retail Bank Again Named Gallup Regional Bank in J.D. Greenwich Excellence Bank Segments in Market Exceptional Workplace Award Power 2020 U.S. Online and Best Brand Awards Force Information 2019 Winner in 2020 Banking Satisfaction in Commercial Banking Retail Banking Study Study 11

Net interest income and net interest margin

GENERATING Consistent Sustainable Long-term Performance

NII[1] and NIM

($ in millions)



$956
$940
$985
3.45%
3.44%
3.38%
3.19%
2Q19
1Q20
2Q20
NII(1)
NIM
NIM excl. PPP/ Cash

NIM Attribution



3.44%
+10bps
-4bps
-5bps
-7bps
-19bps
3.19%
1Q20
Ascentium Acquisition
Comm. Line Draws
Lower Long-Term Rates(2)
Other (Credit/ Loan Costs)
PPP/Cash
2Q20

Liquidity Impacts in Near-term

- In 2Q, net interest income (NII) supported by elevated balance sheet from stimulus / liquidity in the system; net interest margin (NIM) reduced
  - Elevated line-draws add ~2% NII and -4 bps NIM
  - PPP and cash account for -19 bps NIM degradation
  - $7.4B early FHLB extinguishment and $650M bank debt tender in the quarter directly reduce cash

Drivers of Core Performance

- No impact from short-term rate declines[2]; protection from:
  - Hedging program; $60M NII accrual in 2Q[3]
  - Deposit pricing advantage; 27% beta, -21 bps
- Residual exposure to long-term rates at low levels[2]
  - Fixed rate loan/securities production at lower rates
  - Premium amortization; from $26M 1Q to $33M 2Q
- The Ascentium acquisition, credit costs, and loan cost accretion also impacted the quarter

3Q 2020 Expectations

- Core NII/NIM drivers[4] in 3Q are balance sheet deleveraging (normalization of line-draw), credit, and lower long-term rates; uncertain timing of PPP fee accel. to benefit NII/NIM
- NII expected -1.5% to -2.5% in 3Q; expect ~$95M from hedges
- Excluding PPP/cash, NIM expected in mid-to-high 3.30%s

(1) Net interest income on a fully taxable equivalent basis. (2) 1m LIBOR -1.05% QoQ; 10yr US Treasury -0.69% QoQ. (3) Hedges remain active; $1.9B unrealized, pre-tax gain, to be amortized into NII over the remaining life of hedges ~5 years. (4) Assumes Fed Funds Target remains 0%-0.25%, 1m LIBOR 0.15%-0.25%, and 10yr US Treasury is range-bound 0.50% - 0.90%.

REGIONS 12

Balance sheet profile
(as of June 30, 2020)

GENERATING
Consistent Sustainable
Long-term Performance

- Naturally ***asset sensitive*** balance sheet, supported by a large, stable deposit base
  - Sensitivity to short-term rates has been largely neutralized though balance sheet hedging and the ability to reprice deposits
  - Expect fixed-rate loan mix to increase to ~75% range in low rate environment once all forward hedges begin (including PPP)
  - Well protected from negative short-term rates as 0% floors on certain loans make up for the inability to move deposit yields in that environment
- Strong ***funding*** position
  - Lowest loan-to-deposit ratio since Great Recession = 78%
  - Favorable mix of low-cost deposit products - 41% non-interest bearing vs 31% peer median
  - Low reliance on wholesale borrowings - 5% of total liabilities vs 10% peer median


Portfolio compositions
Assets
Other 20%
$144B
Securities 17%
Loans 63%
Liabilities
Deposits 92%
$126B
Borrowings 5%
Other 3%
Deposits
Time 6%
$117B
Non-Interest Bearing Checking 41%
IB Checking, Money Market & Savings 53%
Loans(1)(2)
~75% fixed w/ forward hedges
Fixed 70%
$91B
Floating 30%
Wholesale Borrowings(1)
Fixed 29%
$6B
Floating 71%

(1) Including spot starting balance sheet hedges as of 6/30/20 - receive fixed loan swaps & received fixed debt swaps; deferred start loan swaps not reflected in current exposure. (2) ARM mortgage loans are included as floating rate loans. PPP balances increase fixed proportion by approximately 5%.

REGIONS 13

Focused on earnings stability through the cycle

GENERATING Consistent Sustainable Long-term Performance

NIM Performance vs Peers



3.8
3.6
3.4
3.2
3.0
2.8
2.6
3.32%
3.37%
3.49%
3.52%
3.45%
3.39%
3.39%
3.36%
3.26%
3.38%
3.19%
3.22%
3.27%
3.35%
3.16%
3.14%
2.90%
2.80%
RF
RF Normalized (2)
Peer Median (Reported)(1)
Peer Median (Core)(1)
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20

- Net interest income and net interest margin protected in 0% short-term rate environment by hedging program and deposit advantage
- In a falling rate environment
  - Loan yields have shown relative stability; smallest yield decline of all peers
  - Deposit yields have mostly reverted to all time lows evidencing a 25%-30% beta, and remain at low end of peers

Normalized(3) NII change: 2Q20 vs 2Q19(4)



5%
-5%
-15%
-25%
-35%
Peer 1
RF
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12

Falling Rate Cycle Loan and Deposit Yields(4)



Loan Yield
5.0%
4.5%
4.0%
3.5%
3.0%
Deposit Yield
1.0%
0.8%
0.6%
0.4%
0.2%
0.0%
2Q19
3Q19
4Q19
1Q20
2Q20
RF Loan Yields
Peer Median Loan Yields
RF Deposit Yields
Peer Median Deposit Yields

(1) Source: SEC reporting, peer earnings releases; peers include BBT, CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, STI, USB, ZION, TFC. Peer median (core) utilizes self-reported core margins for peers with purchase accounting adjustments (TFC, FITB, FHN, HBAN, KEY, SNV). (2) Normalized NIM assumes pre-pandemic cash levels and no PPP loan balances. (3) Change in NII normalized for earning asset growth; earning asset growth backed out at 2.25% spread for all peers. (4) SNL Financial, SEC Reporting, peer earnings release; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION; TFC excluded given M&A disruption.

REGIONS 14

Down-side market rate protection

GENERATING Consistent Sustainable Long-term Performance

Notional cash flow derivatives at 6/30/20[1]

(Notional $ in billions)



$18.50
$21.50
$21.75
$22.75
$22.75
$60mm
$94mm
$97mm
$99mm
$103mm
2Q20
3Q20
4Q20
1Q21
2Q21
Expected Pre-tax NII (6/30 Forwards)

Cash-flow hedge	Notional	Fixed rate/strike[2]	Inclusive of deferred G/L[3]
Program swaps	$11.00B	2.15%	2.18%
Program floors	$6.75B	2.08%	
Legacy swaps	$5.00B	1.49%	1.75%

- Regions' fixed-rate asset *protection among the highest* in the peer group
- Majority of hedges active in 1H20; additional $3B of protection beginning in 3Q20
- Regions has *longer duration hedging*, evidenced by a larger increase in market value for 2Q20 YoY
- Hedging *stabilizes NII sensitivity* to short-term rates
- $1.9B unrealized pre-tax gain on hedges[4]; $1.1B unrealized pre-tax gain on securities

Securities and hedges[5] as % of earning assets[6]



50%
40%
30%
20%
10%
0%
-10%
Peer Median 24%
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
RF
Peer 12
Securities
Cash Flow Hedges

Change in AOCI / earning assets 2Q20 vs 2Q19[6]



200
150
100
50
0
-50
basis points
Peer Median 49bps
Peer 1
Peer 3
Peer 4
Peer 8
Peer 2
Peer 7
Peer 5
Peer 12
Peer 9
Peer 11
Peer 6
Peer 10
RF
Change in Hedge AOCI / Earning Assets
Change in Securities AOCI / Earning Assets

(1) Includes both active and forward starting swaps/floors entered into prior to 6/30/2020 that provide incremental NII protection. (2) Weighted avg strike for floors excludes $104mm of premium left to amortize. (3) Avg rec'd fixed-rate including amortization of deferred gains (losses) from terminated cash flow hedges. (4) Hedges remain active; gain held in OCI, to be amortized into NII over remaining life of hedges ~5yrs. (5) Forward hedges excluded for particular banks where forward starting hedges replace current notional and are not additive to protection amount. (6) Uses EOP 2Q20 data; Source: SNL Financial, SEC Reporting; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION; TFC excluded given M&A disruption.

REGIONS 15

Interest rate exposure of future business and long-term rates Fixed / float loan mix(1) • The majority of Regions’ residual NII exposure to interest rates comes 100% from future business activities and cash-flow reinvestment; full-year 90% 2020 estimate: 80% 70% ◦ ~$10.5B fixed-rate loan production 60% ◦ ~$4B fixed-rate securities reinvestment 50% Peer median = 47% 40% • Balance sheet mix is a reasonable proxy for long-end rate sensitivity 30% 20% ◦ Exposure to fixed rate assets in-line with peers (~49% fixed 10% 0 1 2 3 1 2 3 4 5 6 7 8 9 excluding hedges) 0% F 1 1 1 1 R r r r r r r r r r r r r r e e e e e e e e e e e e e e e e e e e e e e e e e e P P P P P P P P P P P P P % Fixed % Variable Securities portfolio composition(2) • Within the securities portfolio, reinvestment and premium amortization contribute to a portion of Regions’ NII exposure to interest rates Corporate Bonds: • Portfolio constructed to protect against lower market rates 5.4% Agency/UST: 0.9% Non-Agency CMBS: ◦ 31% of securities portfolio in bullet-like collateral (CMBS, 2.4% corporate bonds, and USTs), up from 27% at year-end 2018 Agency CMBS: ◦ Purchase MBS with loan characteristics that offer prepayment 23.2% protection: lower loan balances, seasoning, and state-specific geographic concentrations $25.2B ◦ Book premium lower by over 32% since last time long-term rates hit lows in 2016 Agency MBS: 68.1% (1) 6/30/2020 data; Source: SEC reporting, Call Report data for loan repricing within 1 year; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, 16 MTB, PNC, SNV, USB, ZION, TFC. (2) Includes both AFS and HTM securities as of 6/30/2020.

Non-interest income

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	2Q20	Change vs 1Q20	Change vs 2Q19
Service charges	$131	(26.4)%	(27.6)%
Card and ATM fees	101	(3.8)%	(15.8)%
Wealth management income	79	(6.0)%	—%
Capital markets income (excluding CVA/DVA)	61	41.9%	32.6%
Capital markets - CVA/DVA	34	NM	NM
Mortgage income	82	20.6%	164.5%
Market Value adjustments (on employee benefit assets - other)	16	NM	NM
Other	69	4.5%	50.0%
Total non-interest income	$573	18.1%	16.0%
Adjusted non-interest income[1]	$572	18.4%	11.5%

QoQ highlights

- Capital markets experienced a record quarter driven by record debt & equity underwriting fees and record fees generated from the placement of permanent financing for real estate customers; in current environment, expect run rate of $40-50M per quarter, excl. CVA/DVA
- Mortgage increase driven by record production volume associated with lower rate environment; 2020 production on track to exceed 2019 levels by more than 50%
    - Remains a core business; strategic decision to add mortgage bankers paying off; expect mortgage to remain a strength for the remainder of 2020
- Service charges and card & ATM fees impacted by lower customer spend; if spend remains at June levels expect $10-15M per month negative impact vs prior year, majority within service charges[2]
- Regions owns 1.1M shares of nCino Inc. (NCNO) which are subject to a lock-up period of 180 days post NCNO's 7/14/20 IPO; shares were valued at approx $24M as of 6/30; future realized and unrealized gains (losses) will be recognized within Other NIR

(1) Non-GAAP; see appendix for reconciliation. (2) Any additional government stimulus would likely increase the expected headwind.
NM - Not Meaningful
CVA/DVA - customer derivative credit and debit valuation adjustments

REGIONS 17

Diversified non-interest revenue (1) Consumer 2Q20 fee revenue by segment • Consumer fee income categories are an important ($ in millions) component of fee revenue; growth in mortgage income has offset negative impacts of COVID-19 pandemic on service charges and card & ATM fees • Service charges and card & ATM fees impacted by lower customer spend; if spend remains at June levels expect $10-15M per month negative impact vs prior year, majority within service charges(2) Corporate $180 Wealth $573M Consumer • Acquired Highland Associates in 2019; leading institutional $286 investments firm to NFP healthcare entities and mission- based organizations • Fees were down in 2Q reflecting lower asset values driven Wealth primarily from the COVID-19 pandemic $81 Corporate • Strong capital markets income reflecting record debt and equity underwriting as well as record fees associated with placement of permanent financing for real estate customers • Treasury management income remained under pressure in 2Q primarily from lower credit card interchange associated with reduced business travel resulting from COVID-19 pandemic 18 (1) $ amounts noted in pie chart exclude Other Segment fee revenue of $26M in 2Q20. (2) Any additional government stimulus would likely increase the expected headwind.

Non-interest expense Adjusted non-interest expense(1) QoQ highlights ($ in millions) • Salaries and benefits increased 13%, driven primarily by liability impact associated with $21 $898 positive market value adjustments on employee benefit accounts $15 $(3) $41 ◦ Elevated production-based incentives, temporary COVID-19 bonuses, the $824 addition of 463 Ascentium associates and annual merit also contributed to the increase • Benefits from the Continuous Improvement process include reduced square footage, increased digital adoption, branch consolidations, and reduced 3rd-party spend • Evaluating digital and technology spend priorities to align with recent changes in 1Q20 Chg. in Change Ascentium Other(2) 2Q20 market val. in COVID expenses customer behavior adj. on expenses employee • Committed to adjusting the expense base benefit commensurate with the revenue environment accounts • 2Q20 adjusted efficiency ratio(1) improved 20 bps to 57.7% QoQ • Expect full-year 2020 effective tax rate in the 14-17% range (1) Non-GAAP; see appendix for reconciliation. (2) Other includes increased incentive-based compensation associated with record 19 mortgage and capital markets income, as well as annual merit increases offset by expense reductions associated with loan origination cost deferrals and lower payroll taxes.

Strong PPI(1) profile Adjusted PPI(1) to RWA(2) 2.50% 2.41% 2.38% 2.34% 2.26% 2.16% 2.11% 2.09% 2.04% 2.03% 1.90% 1.89% 1.81% 1.66% Peer 1 Peer 2 Peer 3 RF Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 Peer 9 Peer 10 Peer 11 Peer 12 Peer 13 • Regions' 2Q adjusted pre-tax pre-provision income (PPI)(1) was the highest in over a decade • NII is supported by a significant hedging program; hedges contributed $60M in 2Q and are expected to contribute ~$95M in each of the next two quarters; average tenors are ~5yrs; size and duration of hedging program is a relative differentiator • Despite COVID-19 pandemic-related pressures, fee income increased 18% in 2Q driven by record mortgage and capital markets income • Proven track record of prudent expense management; with just over 50% of identified Simplify & Grow initiatives completed, additional opportunity remains (1) Non-GAAP; see Appendix for reconciliation. (2) Source: SNL Financial. Risk-weighted Assets (RWA) used in the analysis represent the simple 20 average of 1Q20 and 2Q20 disclosed amounts. 2Q20 RWA estimates were not available for two peers as of the preparation of this analysis so an estimate was included based on those peers’ historical data. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION, TFC.

Average loans and deposits Adjusted average loans and leases(1) Average deposits by segment ($ in billions) ($ in billions) $110.9 0.4 8.4 $90.5 $95.0 $95.7 1.6 1.3 $81.3 $81.6 7.9 8.1 28.4 36.4 28.2 28.6 26.2 26.6 62.1 65.7 53.1 53.0 59.3 59.7 2Q19 1Q20 2Q20 1Q19 1Q20 2Q20 Adjusted business loans(1) Adjusted consumer loans(1) Consumer Bank Corporate Bank Wealth Mgt Other(2) 21 (1) Non-GAAP, see appendix for reconciliation. (2) Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, Eurodollar trade deposits, selected deposits and brokered time deposits).

2Q20 average loan composition Average consumer loans Average business loans ($ in billions) ($ in billions) Mortgage $14.9 CRE Mortgage - OO $5.5 $29.8B Indirect-Vehicles Commercial and CRE Construction - $1.4 Industrial $49.3 $62.1B OO $0.3 IRE - Mortgage $5.1 Other $1.1 Indirect-Other Credit Card $1.2 $3.1 IRE - Construction $1.9 Home Equity $8.1 22

Commercial loans

GENERATING Consistent Sustainable Long-term Performance

As of 6/30/20			
($ in millions)	Total Commitments	Outstanding Balances	% Utilization
Administrative, Support, Waste & Repair	$2,808	$1,829	65%
Agriculture	767	517	67%
Educational Services	4,074	3,172	78%
Energy - Oil, Gas & Coal	4,303	2,195	51%
Financial Services	9,065	4,281	47%
Government & Public Sector	3,650	3,044	83%
Healthcare	7,186	4,797	67%
Information	2,736	1,832	67%
Professional, Scientific & Technical Services	4,016	2,601	65%
Real Estate	15,338	8,431	55%
Religious, Leisure, Personal & Non-Profit Services	2,993	2,263	76%
Restaurant, Accommodation & Lodging	2,818	2,480	88%
Retail Trade	5,010	3,119	62%
Transportation & Warehousing	3,877	2,701	70%
Utilities	4,675	1,901	41%
Wholesale	6,350	3,348	53%
Manufacturing	9,333	5,176	55%
Other[(1)]	158	(212)	N/A
Total Commercial	$89,157	$53,475	60%

- Includes Commercial and Commercial Real Estate-Owner Occupied Loans
- Utilization % presented incorporates all loan structures in the portfolio; utilization on revolving line structures was ~45% at 6/30/2020
- The Real Estate section includes REITs
- Commitments to make commitments are not included

REGIONS 23

(1) Contains balances related to non-classifiable and invalid business industry codes offset by payments in process and fee accounts that are not available at the loan level.

Capital and liquidity Tier 1 capital ratio(1) QoQ highlights • Stress capital buffer for 4Q20-3Q21 is 3.0% • CET1 ratio of 8.9%(1); internal models informed by severely adverse stress testing continue to indicate 9% is appropriate 11.1% capital level in normal conditions to ensure capital adequacy in 10.6% 10.4% periods of stress, such as the current environment ◦ QoQ decline in capital ratios driven primarily by 2Q net loss, purchase of Ascentium Capital, growth in RWA 2Q19 1Q20 2Q20 ◦ Issued $350M preferred stock in 2Q • Declared $149M in 2Q common dividends; no 2Q share repurchases - suspended repurchases through the end of 2020 (1) Common equity Tier 1 ratio • In July, Board approved 3Q common dividend at current level; will monitor economic environment and adj. future capital distributions as appropriate 9.9% • $1.1B of pre-tax securities gains and $1.9B of pre-tax hedge 9.4% gains in AOCI are not included in regulatory capital numbers but 8.9% are available to absorb losses • Historically high deposit balances contributed to 10 ppt decline in 2Q loan-to-deposit ratio ending quarter at 78% 2Q19 1Q20 2Q20 24 (1) Current quarter ratios are estimated.

CET1 Waterfall 0.6% 9.4% (0.1)% (0.4)% 8.9% (0.6)% Pre-tax pre- RWA/ Common Provision 1Q20 CET1% provision Ascentium/ 2Q20 CET1%(1) dividend expense income(2) Other Note: Provision expense includes the impact of CECL deferral 25 (1) Current quarter ratios are estimated. (2) Non-GAAP; see appendix for reconciliation.

Significant protection 2Q20 CET1 + Additional Loss Absorbency(1)(2) % of RWA 14.31% 13.81% 1.06% 13.11% 1.95% 2.09% 12.64% 12.56% 12.47% 2.03% 0.87% 0.63% 0.64% 11.81% 11.74% 11.66% 11.57% 0.51% 11.43% 2.00% 1.97% 2.09% 1.64% 0.72% 0.34% 0.61% 11.06% 10.88% 10.84% 1.60% 1.72% 0.93% 0.36% 2.21% 1.52% 1.96% 0.47% 0.71% 1.40% 1.44% 1.51% 0.16% 11.30% 10.19% 9.72% 9.80% 9.84% 9.70% 9.50% 9.60% 9.97% 8.87% 9.00% 9.10% 9.26% 8.90% Peer #1 Peer #2 RF Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Peer #9 Peer #10 Peer #11 Peer #12 Peer #13 CET1 ACL AOCI: AFS/CF Hedges • The combined loss absorbing protection from capital, allowance coverage, and accumulated other comprehensive income(1) is among the highest in the peer set ◦ Regions’ coverage equates to roughly 13.1% of RWA vs. the peer median of 11.7% • AOCI reflective of implied stability provided by hedging efforts; a meaningful driver of capital accretion (1) AOCI (AFS/CF Hedges only), CET1 and ACL as of 2Q20. (2) Source: SNL Financial, SEC Reporting, Peer Disclosures. Peers include CFG, CMA, 26 FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION, TFC.

Focus on risk-adjusted returns

GENERATING **Consistent Sustainable Long-term Performance**

Capital Optimization

Mortgage
- Sold ~$421M of residential mortgage loans from loan portfolio since 2017

Indirect
- ~$6.4B of strategic runoff in process
  - Third-party originated auto runoff of ~$2.0B starting in 2016
  - Dealer Financial Services auto portfolio runoff of ~$2.4B starting in early 2019
  - GSKY unsecured consumer loans runoff of ~$2.0B starting in Dec 2019

Corporate/Commercial
- Loan exposures have been reviewed in depth by Capital Commitments Working Group since 2016
- Continuous improvements to risk-adjusted returns & capital allocation models

Regions Insurance Group
- Sold in July 2018 resulting in ~$300M of capital redeployed to shareholders

Regions has made challenging decisions in order to optimize the balance sheet: improving capital allocation by divesting low risk-adjusted return businesses, all while making revenue enhancing investments.

Investments

Mortgage Servicing Rights
- ~$17B in MSR bulk purchases since the beginning of 2016
- Initial flow-deal arrangement began in 2016, additional flow-deal arrangement initiated in April 2020; resulting in ~$4.8B in combined MSR purchases through July 31st

Corporate Banking
- Acquired Ascentium Capital April 1, 2020; largest independent equip. finance lender in the U.S.
- Acquired First Sterling in 2016; a leading national syndicator of investment funds benefiting from Low Income Housing Tax Credits
- Acquired BlackArch Partners in 2015; a middle-market investment bank specializing in M&A advisory services

Wealth Management
- Acquired Highland Associates in 2019; a leading institutional investment firm to NFP healthcare entities and mission-based organizations

Talent and Technology
- Expansion in priority growth markets
- Corporate bankers, MLOs, Wealth Advisors
- System enhancements and new technology
- Data and analytics

REGIONS 27

Regions unsecured debt and credit ratings profile Debt maturity profile(1) Select credit ratings ($ in millions) Moody's S&P Fitch Regions Financial Corporation $1,614 Senior Unsecured Debt Baa2 BBB+ BBB+ Subordinated Debt Baa2 BBB BBB $1,000 $1,000 1,254 $900 $800 Regions Bank 150 500 1,000 1,000 Senior Unsecured Debt Baa2 A- BBB+ 750 $0 360 $100 300 Subordinated Debt Baa2 BBB+ BBB 2020 2021 2022 2023 2024 2025 2037 Outlook Stable Stable Stable HoldCo Senior Notes Bank Senior Notes HoldCo Subordinated Notes Bank Subordinated Notes • Unsecured wholesale debt footprint represents just 3.8% as of 6/30/2020 assets with Holding Company and Bank unsecured debt making up 2.5% and 1.2% of 6/30/2020 assets, respectively • Recently announced intention to call April 2021 Bank Senior Notes ($1.0B) which have lost FDIC benefit and represent expensive bank funding; transaction enabled by strong organic liquidity position which has reduced need for wholesale funding (1) As of 6/30/2020. 28

Ample sources of additional liquidity aided by strong Risk Management Liquidity Risk Management Additional Liquidity Sources Regions’ Risk Management and Stress Testing have guided the Beyond deposits, Regions has additional liquidity company to liquidity levels that are well prepared for the sources which can be readily used to meet current volatile period. customer needs: • Cash held at the Fed Funding • FHLB provides funding collateralized by • Cash flow mortgage and CRE loans projections • Unencumbered highly liquid securities can • Early warning be pledged to the FHLB indicators • Contingency • Regions also maintains access to the Funding Plan corporate debt and equity markets Board (1) ($ in billions) Liquidity Value Liquidity Risk Readily available funding Risk Limits $43 Stress Testing sources • Maturity limits Appetite • Liquidity buffers • Funding Discount window • Multiple $15 concentration availability economic limits scenarios • Off balance Grand total with • Various stress $58 sheet exposure discount window horizons limits 29 (1) As of June 30, 2020. Note: Available liquidity levels depend on valuations of collateral which may vary according to market conditions and methodologies maintained by FHLB, the Federal Reserve and other market entities.

Diversification through comprehensive concentration framework Industry Concentrations Geographic Concentrations • Risk Appetite driven approach • Market scorecards are product Concentration Risk Framework specific • Multi-tiered hierarchy e.g., Consumer vs. Investor Real 9 sectors, 24 industries, 96 sub- Estate industries • Concentration limits at state • Dynamic limits tied to capital and metro levels • Emerging risk research drives • Market and product trends drive origination strategy origination strategies Product Concentrations Single-Name Concentrations • Examples: Investor Real Estate, • Risk-based limits define direct Technology, Defense, Utilities and total exposure Sub-limits constrain highest risk Limited hold limit exceptions segments • Large exposures have strong • Specialized bankers, credit profile underwriters and credit professionals 30

Significant expansion of portfolio risk indicators Portfolio Performance Metrics Early Warning Indicators Metrics are cascaded to ensure Regions maintains a robust library of over 150 quantitative and accountability and permit qualitative measures strategic allocation of risk capacity Capital Market Loss / Default Macroeconomic Stress Index Indicator Stress Indicator 31

Asset quality Net charge-offs and ratio Criticized business loans ($ in millions) $182 ($ in millions) 132 0.80% $4,225 $123 63 $92 $2,524 0.59% $2,124 37 0.44% 55 60 50 2Q19 1Q20 2Q20 2Q19 1Q20 2Q20 • No substantial reserve builds anticipated for remainder of Consumer net Business services Net charge-offs 2020(1); near-term NCOs expected to remain in line with charge-offs net charge-offs ratio 2Q; 2Q NCOs increase reflects charges within energy & NPLs and ACL coverage ratio restaurant, as well as addition of Ascentium ($ in millions) $638 • Provision $882M ($182M NCOs) resulting in ACL of 2.68% of $614 (2) $533 total loans (2.82% ex-PPP) 395% ◦ 2Q ACL impact from Ascentium acquisition was 261% $136M; includes $64M through provision to establish 169% initial reserves for acquired non-PCD loans • Criticized business loans increased 67% reflecting 2Q19 1Q20 2Q20 downward risk-rating revisions for loan deferrals combined NPLs - excluding LHFS ACL coverage with downgrades primarily within energy, restaurant, ratio hotel and retail 32 (1) Based on current expectations of credit performance and assuming no material change in the economic forecast from June 30. (2) Non-GAAP; see appendix for reconciliation.

Bottom up review informs and narrows COVID-19 high-risk industry sectors (as of June 30, 2020)

GENERATING Consistent Sustainable Long-term Performance

C&I Portfolio	BAL$[1]	% of BAL$	% Utilization[2]	Leveraged % of BAL$	SNC % of BAL$	% Deferral	% Criticized
Energy - Oil & Gas Extraction, Oilfield Services	$1.37b	1.5%	66%	–%	80%	6%	48%
Freight transportation - Local General Freight, Freight Arrangement	$0.26b	0.3%	80%	6%	–%	23%	5%
Healthcare - Offices of Physicians and Other Health Practitioners	$1.13b	1.2%	72%	4%	4%	32%	4%
Other Consumer Services - Personal care services, Religious Organizations, Dry cleaning & Laundry Services	$0.46b	0.5%	75%	–%	–%	29%	8%
Restaurants - Full service, Special Food Services	$0.80b	0.9%	86%	21%	40%	29%	32%
Retail (non-essential) - Clothing	$0.25b	0.3%	67%	–%	75%	11%	44%
Travel and Leisure - Amusement, arts and recreation	$0.65b	0.7%	80%	37%	48%	17%	17%
Total	$4.92b	5.4%	73%	10%	40%	21%	25%

CRE related exposures including unsecured C&I	BAL$[1]	% of BAL$	% Utilization[2]	Leveraged % of BAL$	SNC % of BAL$	% Deferral	% Criticized
Hotels - Full service, limited service, extended stay	$0.98b	1.1%	81%	–%	69%	18%	27%
Retail (non-essential) - Primarily malls and outlet centers	$2.53b	2.8%	65%	–%	77%	9%	25%
Total	$3.51b	3.9%	69%	–%	75%	11%	25%

Ongoing Portfolio Surveillance

- Proactive, frequent customer dialogue
- Closely monitoring most vulnerable customers
- Monitoring ratings migration
- Central reporting on enterprise-wide relief initiatives
- Established pandemic related monitoring
  - Deferral requests
  - Revolver draws

(1) Amounts exclude PPP Loans, Operating Leases and Held For Sale exposure. (2) Borrowing Base Adjusted Commitments, excludes Operating Leases and Held For Sale.

REGIONS 33

COVID-19 high-risk industry sectors waterfall ($ in billions) QoQ highlights $0.7 $2.3 • Based on a deep dive of portfolios, COVID-19 high-risk industries were $12.4 further refined to those exhibiting higher levels of stress due to COVID impact $8.4 $(6.3) • Sector additions reflect the CRE $(0.7) Retail sector which was updated to reflect all retail, not just malls • Several sub-sectors were removed, including, but not limited to: ◦ Energy sub-sectors other than 3/31/2020 Sector Ascentium Sub-Sector Other 6/30/2020 OFS and E&P High-Risk Additions Acquisition Deletions Activity(1) High-Risk Balances Balances ◦ Freight Transportation sub- sectors other than Trucking ◦ C&I Retail (non-essential) sub- sectors other than Clothing (1) Other activity includes payments, charge-offs, new loans, moves to held for sale and NAICs changes. 34

Allowance for credit losses waterfall ($ in millions) QoQ highlights • Q2 allowance increased $760M from Q1 due primarily to: ◦ Downgrades in Retail, Hotel, Energy $136 $2,425 $382 and Restaurant sectors $242 ◦ Continued economic uncertainty $1,665 due to COVID-19 pandemic ◦ Ascentium acquisition • Given difficulties in modeling the current macroeconomic environment, portfolio- specific reviews were completed to 3/31/2020 Economic Risk Rating PCD and Non- 6/30/2020 ensure appropriate alignment with Outlook & Changes PCD reserves potential risks in the portfolios Related for Ascentium Adjust. • Given the focus on unemployment, additional analytics were performed in order to provide a range of potential model adjustments 35

Base R&S Economic Outlook (as of June 19, 2020) Pre-R&S period 2Q2020 3Q2020 4Q2020 1Q2021 2Q2021 3Q2021 4Q2021 1Q2022 2Q2022 Real GDP, annualized % change (37.9)% 25.6% 9.0% 5.6% 4.1% 3.0% 2.9% 2.6% 2.8% Unemployment rate 13.2% 9.9% 9.1% 8.6% 7.9% 7.4% 7.0% 6.7% 6.5% HPI, year-over-year % change 5.7% 5.0% 3.2% 1.3% (0.5)% (0.3)% 1.3% 2.8% 3.6% S&P 500 2,959 3,232 3,253 3,270 3,283 3,313 3,347 3,375 3,398 • Economic forecasts represents Regions’ internal outlook for the economy over the reasonable & supportable (R&S) forecast period. • Given significant government relief programs and stimulus, as well as certain limitations in our models in the current economic environment particularly the level of unemployment, management developed alternative analytics to support reductions to the modeled results. • The June 30, 2020 allowance includes a reduction to the modeled Base forecast to adjust for oversensitivity within the models, specifically for unemployment. These adjustments must therefore be taken into consideration when comparing these scenarios with the final allowance. 36

Allowance Allocation As of 6/30/20 As of 3/31/20 (in millions) Loan Balance ACL ACL/Loans Loan Balance ACL ACL/Loans C&I $47,670 $1,109 2.33% $45,388 $597 1.32% CRE-OO Mortgage 5,491 249 4.53% 5,550 180 3.24% CRE-OO Construction 314 20 6.25% 309 17 5.50% Total Commercial $53,475 $1,378 2.58% $51,247 $794 1.55% IRE Mortgage 53 5,221 132 2.53% 5,079 58 1.14% IRE Construction 1,908 55 2.89% 1,784 23 1.29% Total IRE $7,129 $187 2.62% $6,863 $81 1.18% Residential First Mortgage 15,382 151 0.98% 14,535 96 0.66% Home Equity Lines 4,953 146 2.95% 5,201 142 2.73% Home Equity Loans 2,937 42 1.43% 3,000 33 1.10% Indirect- Vehicles 1,331 34 2.58% 1,557 24 1.54% Indirect- Other Consumer 3,022 278 9.19% 3,202 300 9.37% Consumer Credit Card 1,213 143 11.74% 1,303 121 9.29% Other Consumer 1,106 66 5.97% 1,190 74 6.22% Total Consumer $29,944 $860 2.87% $29,988 $790 2.63% Total $90,548 $2,425 2.68% $88,098 $1,665 1.89% Government Guaranteed PPP Loans 4,498 — —% — — — Total, Excluding PPP Loans(1) $86,050 $2,425 2.82% $88,098 $1,665 1.89% (1) Non-GAAP; see appendix for reconciliation. 37 Note - All PPP loans are included in C&I. Excluding PPP loans from that category would increase the ACL ratio for C&I loans to 2.57%.

Leveraged portfolio (outstanding balances as of June 30, 2020) Leveraged Balances by Industry Leverage Definition • Regions Leveraged Lending Definition - $6.1B in balances Professional • Commitments are $10M Services 17% • Leverage exceeds 3x senior debt; 4x total debt Information 13% • Includes investment & non-investment grade loans Manufacturing 10% (1) 17% 17% • Moody’s 2018 Regional Bank Survey Definition - $3.0B in Healthcare 10% outstanding balances Financial Services • Regions’ leveraged lending exposure just below the peer 7% 9% (1) 13% average $6.1B Wholesale 9% 8% Religious, Leisure, Important Factors 10% Personal & Non- 9% Profit Services 8% • 10% • Not a strategic growth objective; used to support client 9% Restaurant, Accommodation & relationships Lodging 7% • Sponsor-owned clients as a percentage of total portfolio Other 17% continue to decline (Portfolios <7% of total) • Enhanced centralized underwriting, servicing, and credit adjudication • Very limited participation in the highest risk segments of leveraged loans - Covenant Lite & Term Loan B • Approximately 81% of leveraged loans outstanding are also SNCs 38 (1) As measured against TCE. Moody’s Investor Services – “Regional banks’ leveraged loan exposures are modest but growing”

SNC portfolio (outstanding balances as of June 30, 2020) Shared National Credit Balances by Industry 9% • Portfolio Characteristics 9% • Diverse industry mix 9% 47% $21.5B • 31% of balances are investment grade 8% • 23% of balances are leveraged 6% • 24% of balances are sponsor-backed 6% 6% • 8% of SNC balances are criticized Financial Services 9% Retail 9% Energy 9% Manufacturing 8% Information 6% Wholesale 6% Healthcare 6% Other 47% (Portfolios <6% of total) 39

Energy lending

GENERATING Consistent Sustainable Long-term Performance

	As of 6/30/20						
($ in millions)	# of Clients [1]	Total Commitments	Outstanding Balances	% Utilization	$ Criticized	% Criticized
Oilfield services and supply (OFS)[2]	162	$516	$360	70%	$187	52%
Exploration and production (E&P)[2]	108	1,557	1,007	65%	472	47%
Midstream	25	1,562	646	41%	132	20%
Downstream	15	368	97	26%	-	0%
Other[3]	9	287	72	25%	43	60%
PPP Loans	127	13	13	100%	-	0%
Total direct	446	$4,303	$2,195	51%	$834	38%

- Leader in the Energy lending business for over 50 years
- Throughout 2019 and 2020, growth in Energy commitments and outstandings have been essentially flat
- $85.8M in charge-offs for YTD 2020, $84.2M of which is associated with four clients
- 10.5% allocated reserve for COVID-19 high-risk energy loans[2] (ex-PPP); 8.1% allocated reserve for total direct (ex-PPP)
- No Leveraged loans within the direct energy related balances
- Utilization rate has remained between 40-60% since 1Q15
- Direct energy loans that are on non-accrual status are 6% of energy loans at 6/30/20

- No second lien exposure
- Midstream sector continues to benefit from protective contracts for gathering, transporting and storing hydrocarbons. EBITDA levels are projected to drop 2H20 as throughput volumes decline.
- Hedge positions are adequate for oil producers and strong for natural gas providers. Average oil hedge position of 59% and 35% of proved developed reserves (PDP) for 2020 and 2021, respectively with natural gas providers hedged at 73% and 84% of PDP for the same periods.

(1) Represents the number of clients with loan balances outstanding. (2) OFS and E&P are designated as COVID-19 high-risk portfolios. (3) Other category is primarily related to Bituminous Coal Mining.

REGIONS 40

Energy lending (continued) Balances by Category Gross Losses $1,500 $90 $85.8 $80 $75.1 $1,200 $70 53 ) $60 s ) s n $900 n o i o $50 l i l l l i i M M ( $36.7 $600 ( $40 $ $32.9 $ $30 $28.5 $300 $20 $10 $6.0 $0.0 $0 $0 P s r s & ce am am he an 14 15 16 17 18 19 20 E vi re re t o 20 20 20 20 20 20 20 er st st O L S id n PP TD ld M w P Y e Do lfi Oi E&P Oilfield Services 1Q2015 2Q2020 Midstream Downstream Other* 41 *Other Losses include losses to MLP funds as well as losses related to coal.

Restaurant lending

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	# of Clients*	Total Commitments	Outstanding Balances	% Utilization	$ Criticized	% of Outstanding Criticized
			As of 6/30/20			
Quick Service	18,491	$1,521	$1,280	84%	$168	13%
Casual Dining	31	560	487	87%	254	52%
Other	23	166	149	90%	20	13%
PPP Loans	2,548	396	396	100%	—	0%
Total Restaurants	21,093	$2,643	$2,312	87%	$442	19%

- Team of bankers in place with specialization in this industry
- Greater risk focus on quality of sponsor
- $798M balances of full-service and special food services reflect COVID-19 high-risk loans; 7.1% allocated reserve (ex-PPP); 6.7% allocated reserve to total restaurant balances (ex-PPP)
- Prior to the pandemic, Regions had strategically exited some higher risk restaurant relationships at par; through natural attrition and proactive risk management actions, we have reduced our exposure
- 18% of Restaurant Outstandings are leveraged

- Charge-offs were $21 million in 2019 and are $31.6 million YTD 2020
- Quarantines, social distancing, and reduced business travel will result in lost demand, much of which may not be recoverable
- Casual dining is the sector under the most stress
- Quick service restaurants focus on fast food service and limited menus. Same store sales have held up reasonably well given the digital platform, drive thru and delivery capabilities.

$131 million of balances and $138 million of commitments relating primarily to Traveler Accommodations have been excluded from the Restaurant totals and are reflected in the Hotel related exposure.
*Represents the number of clients with loan balances outstanding.

REGIONS 42

Hotel lending As of 6/30/20 % of Total Outstanding Outstanding ($ in millions) # of Clients* Commitments Balances % Utilization $ Criticized Criticized CRE-Unsecured 12 $888 $714 80% $0 0% IRE – Mortgage 17 247 238 96% 236 99% IRE – Construction 3 80 31 39% 31 100% Consumer Services 3,666 138 131 95% 1 1% PPP Loans 329 37 37 100% — 0% Total Hotel related 4,027 $1,390 $1,151 83% $268 23% • CRE – Unsecured outstanding balance is comprised of 12 REIT customers • 59% of total hotel related loans are SNCs • The REIT portfolio benefits from low leverage, strong liquidity, and diversity of property holdings. Companies have also taken proactive steps to reduce CAPEX, cut dividends, and reduce overhead to preserve cash. *Represents the number of clients with loan balances outstanding Consumer services represents amounts relating primarily to Traveler Accommodations that have been excluded from the Restaurant totals and are 43 reflected in the Hotel related exposure

Commercial retail lending

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	# of Clients*	Total Commitments	Outstanding Balances	% Utilization	$ Criticized	% Criticized
			As of 6/30/20			
REITs	30	$3,114	$1,789	57%	92	5%
IRE	150	785	740	94%	532	72%
C&I:	29,073	2,701	1,495	55%	29	2%
Leveraged	16	381	229	60%	—	—%
Not Leveraged	29,057	2,320	1,266	55%	29	2%
CRE-OO	919	749	702	94%	24	3%
ABL	25	1,226	588	48%	163	28%
PPP Loans	4,605	334	334	100%	0	0%
Total Retail (1)	**34,802**	**$8,909**	**$5,648**	**63%**	**$840**	**15%**

- Approximately $553 million of outstanding balances across the REIT and IRE portfolios relate to shopping malls and outlet centers, comprised of ~$338 million Class A and ~$215 million Class B/C.
- Portfolio exposure to REITs specializing in enclosed malls consists of a small number of credits.
  - 48% of balances are Investment Grade with low leverage
- IRE portfolio is widely distributed; largest tenants typically include 'basic needs' anchors. However, almost all IRE Retail downgraded to Criticized in May due to low rent collections and concerns over tenant viability longer term.
- ABL portfolio is collateralized primarily by inventory and accounts receivable
- C&I retail portfolio is also widely distributed; largest categories include:
  - Motor vehicle & parts dealers ~$325 million outstanding to ~2,200 clients
  - Building materials, garden equipment & supplies ~$240 million outstanding to ~1,100 clients
  - Non-store retailers ~$150 million outstanding to ~1,000 clients
- CRE-OO portfolio consists primarily of small strip malls and convenience stores and is largely term loans where a higher utilization rate is expected

Securities portfolio includes ~$518 million (net of defeased loans) of post-financial crisis issued AAA rated CMBS with exposure to retail within the diversified collateral pool; protected with 50% credit enhancement (defease adjusted), and losses expected to be de minimis in severely adverse scenario; portfolio also includes ~$97 million in retail related high quality, investment grade corporate bonds

(1) Does not include $5 million of retail related held for sale and operating leases. *Represents the number of clients with loan balances outstanding

REGIONS 44

Transportation lending As of 6/30/20 # of Total Outstanding % $ % ($ in millions) Clients* Commitments Balances Utilization Criticized Criticized General Freight Trucking - Long Distance 5,458 $1,095 $773 71% $32 4% Support Activities for Water Transportation 66 336 211 63% 0 0% Inland Water Transportation 40 481 343 71% 0 0% Specialized Freight Trucking 897 290 208 72% 5 2% Couriers & Messengers 254 201 24 12% 0 0% Rail Transportation 8 142 142 100% 0 0% Scheduled Air Transportation 21 142 125 88% 0 0% Other 7,442 1,011 696 69% 37 5% PPP Loans 1,818 179 179 100% 0 0% Total Transportation 16,004 $3,877 $2,701 70% $74 3% • Team of bankers in place with specialization in this industry • 6% of balances are leveraged • 15% of balances are SNCs • 23% of balances are investment grade • $0.5 billion were loans acquired from the Ascentium acquisition 45 *Represents the number of clients with loan balances outstanding

Loans to Small Business and Small Farms (outstanding balances as of June 30, 2020) Balances by Industry Balances by State Healthcare 17% Real Estate 12% Florida 29% Professional, 17% Scientific & Alabama 11% Technical 29% Services 9% 37% 36% Tennessee 10% 12% Retail Trade 9% $8.6B $8.6B Georgia 7% Transportation & 9% Warehousing 8% Texas 7% 11% 8% 9% 8% Manufacturing 7% Other 36% 8% 7% 10% (States <6% of total) Other 37% (Portfolios <8% of total) Portfolio Characteristics • Loans to Small Businesses are loans with original amounts of $1 million or less while Loans to Small Farms are loans with original amounts of $500 thousand or less • Includes $2.8 billion of the $5.3 billion SBA loans (including PPP) 46 Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $3 million of HFS includes loans acquired in the Ascentium Capital transaction, which closed on April 1, 2020.

SBA loans (outstanding balances as of June 30, 2020) Balances by Industry Balances by State Healthcare 14% Manufacturing 14% Florida 29% Real Estate 12% 14% Alabama 15% 23% 25% Professional, 29% Scientific 11% Tennessee 12% 14% Restaurant, 8% $5.3B Accommodation $5.3B Georgia 10% & Lodging 10% 9% 8% 12% Texas 9% Retail Trade 8% 10% 11% 15% 10% Other 25% Religious, 12% (States <9% of Leisure 8% total) Other 23% (Portfolios <8% of total) Portfolio Characteristics • 85% are PPP Loans, 10% are 7(a) Program Loans; 5% are 504 Program Loans • $2.8 billion fall into the Loans to Small Business and Small Farms • 95% are wholly or partially guaranteed by the US Government The 7(a) Program loans can be used to buy a business or obtain working capital. The 504 Program loans provide commercial real estate financing 47 for owner-occupied properties. Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $1 million of HFS

Consumer lending portfolio statistics Consumer Third Party Residential Mortgage Lending Consumer Credit Card • Avg. origination FICO 751 • Avg. origination FICO 755 • Avg. origination FICO 771 • Current LTV 59% • Avg. new line $34,329 • Avg. new line $4,803 • 96% owner occupied • 42% home improvement loans • 2Q20 Yield 11.65% Home Equity • 2Q20 Yield 8.36% • 2Q20 QTD NCO 4.41% • 2Q20 QTD NCO 2.35% • Avg. origination FICO 757 • Current LTV 45% Consumer FICO Scores(1) • Only $134M of resets through 2021 3% 4% 3% • 68% of portfolio is 1st lien Not Available • Avg. loan size $38,518 63% Above 720 78% 75% 681-720 Other Consumer 620-680 Unsecured 16% Below 620 11% 9% 11% • Avg. origination FICO 737 6% 7% 4% 6% 4% • Avg. new loan $9,897 Cons R/E secured Cons non-R/E secured Total consumer (1) Refreshed FICO scores as of 6/30/2020. 48

Significant spending on technology initiatives Technology Investment(1) Near-term priorities • Expand digital sales with ability to continue and complete transactions omni-channel Cybersecurity & risk management New technology • Self-Service portals for customer claims and investments consumer collections payment/mitigation 10% planning 42% • Expansion of eSignature capabilities across $625M various products to enable end-to-end digital transactions 48% • Digitize the mortgage origination and servicing journey to build on industry leading position • Extending vendor support on core systems System maintenance/infrastructure through 2028 allowing acceleration of • Data center customer experience and revenue focused • Network opportunities presented by current economic • User hardware conditions (1) 2019 annual technology investment; similar trends expected to continue. 49

Leading edge platforms in place

GENERATING Consistent Sustainable Long-term Performance

Corporate Banking	Consumer Banking	Wealth Management	Internal Systems	Enterprise Initiatives
• Commercial Loan Origination System (nCino) • Capital Markets Trading Platform (Calypso) • State of the art iTreasury with Real-time Payments • RCLIQ (Analytics-based lead and risk management system) • Commercial Bill Pay • Home Builder Finance Platform (BUILT)	• Single Branch Platform • New Mobile Banking Platform • Online Banking with Integrated AI • Digitalized Lending Experience • AI-based Lead Management Capabilities • Digitize Credit Decision/ Fulfillment	• State of the Art, Cloud-Based Wealth Platform (SEI) • Wealth Digital Onboarding	• Workday - Learning, Analytics, Contractor & Skill Set Management • GRC Reach - Business Resiliency (Archer) • Consolidation of BSA/AML Compliance Systems • Salesforce for Single Case Management	• Contact Center (AI based Automation-Watson, Enterprise Chat) • Predictive Fraud Solution • LivePerson - innovative customer collaboration platform • E-Signature Expansion

REGIONS 50

Established foundation for innovation and execution • Upgraded talent with expertise in modern technologies • Certified Project Management • S&G Enabled Organizational Change Professionals (PMP) and SAFe Agilists • “Shadow IT” functions consolidated Talent • Focus on Full Stack and Design Engineering Streamlined under central technology group Strategy talent for past 24 months has yielded shift Organization • Tech and Ops under one leader in skillset mix creating process and automation • Tapping into global talent with 6 synergies development sites (Birmingham, Atlanta, Charlotte, Nashville, Bangalore, and Hyderabad) • Enterprise Architecture team function • 90% of IT working in Agile focused on technology simplification • Business and Tech value streams for key and modernization Agile & functions (e.g. Risk, Digital, Architecture & API • Matured API strategy to begin Dev Ops Commercial Lending, Data Services, simplifying integrations between Culture Fraud) Strategy critical systems • Software Development and Testing • Enabled continuous integration / Automation utilized at scale continuous delivery for expedited feature delivery • Cloud first strategy with preference on utilizing Software As A Service and Tools Cloud Native development System Integration Focus to Software Engineering Focus Culture Shift 51

Core system modernization An eight year journey Staggered Leveraging execution existing approach technology spend Business Micro-services Transformation architecture to supported by enable modern innovation and technology speed to market 52

Growth in Digital Active Digital Banking Users Active Mobile Banking Users Digital Banking Log-Ins (Millions) (Millions) (Millions) 6% YoY 24% YoY 4% YoY 2.0 285 2.7 2.7 2.8 257 230 138 1.9 126 117 1.8 131 147 113 2Q19 1Q20 2Q20 2Q19 1Q20 2Q20 2Q19 1Q20 2Q20 Mobile Banking Log-Ins Online Banking Log-Ins Digital Sales Customer Transactions Deposit Transactions by Channel Mix (Accounts in Thousands) 47.7 6.3 41% 38% 34% 58% 54% 49% 37.0 2.9 3.1 5.8 26.9 2.3 66% 2.7 62% 32% 59% 31% 38.5 30% 28.1 21.9 19% 12% 15% 2Q19 1Q20 2Q20 2Q19 1Q20 2Q20 2Q19 1Q20 2Q20 Deposits Credit Card Accounts Loans Digital Non-Digital Mobile ATM Branch 53

Continuous improvement initiatives delivering solid results Simplify & Grow initiative tracker Simplify & Grow expense initiatives (% represents $ of savings) Initiatives Total Initiatives to be number of complete completed initiatives All others Revenue 9 18 27 Top 6-10 to be completed Organizational efficiency, 18 6 24 1% effectiveness & simplification 8% Third-party spend reductions 11 10 21 Total initiatives 38 34 72 52% Already • Regions' continuous improvement strategic Top 5 to be 39% completed completed initiative is focused on making banking easier, driving revenue growth, and improving efficiency and effectiveness • 38 of 72 planned Simplify & Grow initiatives have been completed through 6/30/2020 • 63% of the total planned initiatives are expense related • 29 of the 38 completed initiatives targeted expenses, reiterating Regions' commitment to focus on what we can control Note: data through 2Q20. 54

Corporate governance

GENERATING Consistent Sustainable Long-term Performance

Regions understands that good corporate governance is the foundation of sustainable business, and good decision-making is necessary for creating shareholder value over the long term.

Board of Directors

Our Corporate Governance Principles affirm that the Board will seek members from diverse professional and demographic backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company.

Tenure
10 or fewer years


75%

Independence


92%

Diversity
Based on gender, race, ethnicity, or sexual orientation


42%

Balanced, performance-based compensation philosophy

- Transparent targets set at competitive levels
- Pay for performance based on clear and focused goals
- Promote shared value through alignment of the long-term interests of our shareholders, customers, and associates
- Balanced programs incenting sustainable, profitable growth without encouraging unreasonable risks
- Fair and equitable compensation programs align with our corporate values

Robust corporate governance shareholder engagement program

- We consider proper shareholder engagement to be a continuous relationship throughout the year, with both Directors and management, through in-person meetings, phone calls, email updates, public disclosures, and presentations to and discussions with the Board
- Engaging with our shareholders and soliciting their points of view are critical to providing long-term value to all of the Company's stakeholders

Other corporate governance highlights

- **Independent** Chair of the Board
- Director-by-Director Board **skills, diversity and composition matrix**
- Adopted a **version of the Rooney Rule** applicable to Director and Section 16 Officer candidates, including CEO
- **Half** of the Board's standing committees **chaired by women**
- Thorough, meaningful Board, committee, and individual Director **self-evaluation process**
- **Balanced** newer, mid-tenured and seasoned Directors
- Mandatory Director retirement age of **72**
- **Non-classified** Board and **annual** Director elections
- Board and committee **oversight for environmental and social responsibility**, including climate change, sustainability, human capital/talent management and D&I
- Board's **overboarding policy** aligned with ISS, Glass Lewis, and many of our shareholders; **no overboarded Directors** under our policy
- Adopted a **proxy access** by-law provision
- Disclose independent expenditures and corporate **political giving**
- Governance practices aligned with the **Investor Stewardship Group's** Corporate Governance Principles for U.S. Listed Companies
- Board oversight of Regions' response to **COVID-19** impacts

REGIONS 55

Environmental & social highlights[1]

GENERATING Consistent Sustainable Long-term Performance

ESG Recognitions:
- 56th in Barron's 2020 ranking of the 100 Most Sustainable Companies
- Great Place to Work-Certified™ Company (5th consecutive year)
- Recognized by 2020 Women on Boards for having 20% or more gender diversity on our Board
- Top score of 100 on the Human Rights Campaign's 2020 Corporate Equality Index & achieved the distinction of "Best Places to Work for LGBTQ Equality"

2023 Environmental Goals[2]

Reduce Emissions by	Reduce Energy Use by
30%	30%
28% achieved	19% achieved

ESG Documents:
- Human Rights Statement
- Supplier Code of Conduct
- Environmental Sustainability Policy Statement & Goals
- Code of Business Conduct & Ethics

ESG Disclosures:
- SASB Disclosure
- ESG Report
- GRI Content Index
- CDP Climate Change Response
- TCFD mini-disclosure (with full report expected in 2021)

Additional Resources:
- Government Affairs Report
- Community Engagement Highlights
- DoingMoreToday.com

*All resources found at https://ir.regions.com/governance

Sustainalytics ESG Risk Rating Low-Risk	JUST Capital Index and ETF Inclusion	SSgA R-Factor Score 66	FTSE4 Good Index Inclusion	A MSCI ESG Rating

Environmental Sustainability
- $280 million in renewable energy lending in 2019
- 437% year-over-year asset growth in 4 ESG-focused investment products
- Electric vehicle loan product introduced
- 1 million acres of sustainable forestry under management
- Cross-functional working group focused on environmental and social risk in lending practices
- 46% reduction in internal paper use over past 5 years

Human Capital Management
- **Diversity & Inclusion:** increasing diversity in candidate selection and succession planning; creating a more inclusive culture through activities such as *Week of Understanding* and *Table Talks*
- 2% 401(k) Plan contribution for all eligible associates
- 5% 401(k) Plan matching contribution for all eligible associates
- 12 weeks fully paid leave for birth mothers; 6 weeks fully paid leave for birth fathers and adoptive parents
- $15/hr entry-level wage
- **Regions Edge:** re-skilling and up-skilling through development and learning
- Code of Business Conduct and Ethics and Office of Associate Conduct governing ethical behavior

Customers and Communities
- Regions360®: deliberative, prescriptive approach to identifying customer needs
- Focused community investments to promote inclusive economic growth in 3 areas:
  - Economic and Community Development
  - Financial Wellness
  - Education and Workforce Readiness
- 1.3 million people received financial education from Regions
- $17.4 million in community investments by Regions and Regions Foundation
- 164,000 financial education workshops delivered by associates in person
- 88,000 community service hours logged

Environmental, Social, and Governance flows through line of business strategic plans, contributing to Regions' overall strategic plan

(1) Represents activity between January 1, 2019 and December 31, 2019, unless otherwise noted. (2) 2015 baseline.

REGIONS 56

APPENDIX 57

Footprint economic advantages source references

GENERATING Consistent Sustainable Long-term Performance

Fact	Source
Job Growth	Bureau of Labor Statistics. "Employment, Hours, and Earnings from the Current Employment Statistics Survey." *Databases, Tables & Calculators by Subject*, 18 Feb. 2020, data.bls.gov/timeseries/CES0000000001. Accessed 18 Feb. 2020.
Population Growth	Data Access and Dissemination Systems (DADS). "U.S. Census Bureau Population Estimates." *Census.gov*, https://factfinder.census.gov/faces/tableservices/jsf/pages/productview.xhtml?pid=PEP_2018_PEPANNRES&src=pt. Accessed 18 Feb. 2020.
6 of top 10 states where retirees are moving in footprint	Smartasset. "Where Are Retirees Moving ?." SmartAsset, 21 Aug. 2019, https://smartasset.com/retirement/where-are-retirees-moving#q=where. Accessed 13 Feb. 2020.
Alabama - Top five economic growth potential	Staff, BF. "Business Facilities' 15th Annual Rankings: State Rankings Report." Business Facilities - Area Economic Development, Site Selection &amp;amp;amp;amp;amp;amp;amp;amp;amp;amp;amp; Workforce Solutions, 26 July 2019, businessfacilities.com/2019/07/business-facilities-15th-annual-rankings-state-rankings-report/.
Tennessee - #1 state growth for advanced manufacturing	Global Trade Staff. "https://www.globaltrademag.com/top-10-states-for-manufacturing-2019/." *Global Trade Magazine*, 02 Sept. 2019, htl.li/LSQT30lo2Nd. Accessed 13 Feb. 2020.
Louisiana - #1 state for workforce training in footprint	Louisiana Economic Development. "LED Awards & Recognition | Louisiana Economic Development." LED | Louisiana Economic Development, https://www.opportunitylouisiana.com/about-led/awards. Accessed 13 Feb. 2020.
Georgia - #1 state for doing business in footprint	Geraldine Gambale, Editor, Area Development Magazine, and Steve Kaelble, Staff Editor, Area Development. "2019 Top States for Doing Business: Georgia Ranks #1 Sixth Year in a Row." Area Development, Sept. 2019, https://www.areadevelopment.com/Top-States-for-Doing-Business/Q3-2019/overall-results-georgia-ranked-top-state-by-site-selection-c.shtml Accessed 13 Feb. 2020.
GDP by Footprint	"GDP by State." U.S. Bureau of Economic Analysis (BEA), www.bea.gov/data/gdp/gdp-state.
Florida's 2nd best economy in the U.S.	Enterprise Florida. "Florida The Future is Here." Enterprise Florida, www.enterpriseflorida.com/thefutureishere/. Accessed 13 Feb. 2020.

Note: Source references to "Our footprint has significant economic advantages" slide included in the "Profile and Strategy" section of this presentation.

REGIONS 58

Non-GAAP information Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non- GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management. The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, are excluded from total loans which is the denominator used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure. Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non- GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Management and the Board of Directors utilize non-GAAP measures as follows: • Preparation of Regions' operating budgets • Monthly financial performance reporting • Monthly close-out reporting of consolidated results (management only) • Presentation to investors of company performance 59

Non-GAAP and additional selected items impacting earnings

GENERATING Consistent Sustainable Long-term Performance

(amounts in millions, except per share data)	Quarter Ended 6/30/2020	3/31/2020	6/30/2019
Selected items impacting earnings:			
Pre-tax adjusted items[1]:			
Branch consolidation, property and equipment charges	$ (10)	$ (11)	$ (2)
Loss on early extinguishment of debt	(6)	—	—
Salaries and benefits related to severance charges	(2)	(1)	(2)
Professional and related fees associated with the purchase of Ascentium Capital	(8)	—	—
Securities gains (losses), net	1	—	(19)
Leveraged lease termination gains	—	2	—
Total pre-tax adjusted items[1]	$ (25)	$ (10)	$ (23)
Diluted EPS impact*	$ (0.02)	$ (0.01)	$ (0.02)
Pre-tax additional selected items**:			
CECL provision in excess of net charge-offs***	$ (700)	$ (250)	$ —
Capital markets income - CVA/DVA	34	(34)	(7)
MSR net hedge performance	2	14	(7)
PPP loans net interest income	16	—	—
COVID-19 related expenses	(19)	(4)	—
Total pre-tax additional selected items**	$ (667)	$ (274)	$ (14)

* Based on income taxes at an approximate 25% incremental rate. Tax rates associated with leveraged lease terminations are incrementally higher based on their structure.

** Items represent an outsized or unusual impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.

***CECL was adopted 1/1/2020. Periods prior to January 1, 2020 reflect results under the incurred loss model.

REGIONS 60

Non-GAAP reconciliation: NII, non-interest income/expense, operating leverage and efficiency ratio

GENERATING **Consistent Sustainable Long-term Performance**

($ amounts in millions)		Quarter Ended 6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	2Q20 vs. 1Q20		2Q20 vs. 2Q19	
Non-interest expense (GAAP)	A	$ 924	$ 836	$ 897	$ 871	$ 861	$ 88	10.5 %	$ 63	7.3 %
Adjustments:										
Branch consolidation, property and equipment charges		(10)	(11)	(12)	(5)	(2)	1	9.1 %	(8)	(400.0)%
Salary and employee benefits—severance charges		(2)	(1)	—	(1)	(2)	(1)	(100.0)%	—	— %
Loss on early extinguishment of debt		(6)	—	(16)	—	—	(6)	NM	(6)	NM
Professional, legal and regulatory expenses		(7)	—	—	—	—	(7)	NM	(7)	NM
Acquisition expenses		(1)	—	—	—	—	(1)	NM	(1)	NM
Adjusted non-interest expense (non-GAAP)	B	$ 898	$ 824	$ 869	$ 865	$ 857	$ 74	9.0 %	$ 41	4.8 %
Net interest income (GAAP)	C	$ 972	$ 928	$ 918	$ 937	$ 942	$ 44	4.7 %	$ 30	3.2 %
Taxable-equivalent adjustment		13	12	13	13	14	1	8.3 %	(1)	(7.1)%
Net interest income, taxable-equivalent basis	D	$ 985	$ 940	$ 931	$ 950	$ 956	$ 45	4.8 %	$ 29	3.0 %
Non-interest income (GAAP)	E	573	485	562	558	494	88	18.1	79	16.0
Adjustments:										
Securities (gains) losses, net		(1)	—	2	—	19	(1)	NM	(20)	(105.3)%
Leveraged lease termination gains		—	(2)	—	(1)	—	2	100.0 %	—	NM
Adjusted non-interest income (non-GAAP)	F	$ 572	$ 483	$ 564	$ 557	$ 513	$ 89	18.4 %	$ 59	11.5 %
Total revenue	C+E=G	$ 1,545	$ 1,413	$ 1,480	$ 1,495	$ 1,436	$132	9.3 %	$109	7.6 %
Adjusted total revenue (non-GAAP)	C+F=H	$ 1,544	$ 1,411	$ 1,482	$ 1,494	$ 1,455	$133	9.4 %	$ 89	6.1 %
Total revenue, taxable-equivalent basis	D+E=I	$ 1,558	$ 1,425	$ 1,493	$ 1,508	$ 1,450	$133	9.3 %	$108	7.4 %
Adjusted total revenue, taxable-equivalent basis (non-GAAP)	D+F=J	$ 1,557	$ 1,423	$ 1,495	$ 1,507	$ 1,469	$134	9.4 %	$ 88	6.0 %
Efficiency ratio (GAAP)	A/I	59.4%	58.6%	60.1%	57.7%	59.4%				
Adjusted efficiency ratio (non-GAAP)	B/J	57.7%	57.9%	58.1%	57.4%	58.3%				
Fee income ratio (GAAP)	E/I	36.8%	34.0%	37.6%	37.0%	34.1%				
Adjusted fee income ratio (non-GAAP)	F/J	36.8%	34.0%	37.7%	37.0%	35.0%				

NM - Not Meaningful

REGIONS 61

Non-GAAP reconciliation: adjusted average loans Average Balances ($ amounts in millions) 2Q20 1Q20 4Q19 3Q19 2Q19 2Q20 vs. 1Q20 2Q20 vs. 2Q19 Total consumer loans $ 29,845 $ 30,250 $ 30,418 $ 30,527 $ 30,807 $ (405) (1.3)% $ (962) (3.1)% Less: Indirect—vehicles 1,441 1,679 1,948 2,247 2,578 (238) (14.2)% (1,137) (44.1)% Adjusted total consumer loans (non-GAAP) $ 28,404 $ 28,571 $ 28,470 $ 28,280 $ 28,229 $ (167) (0.6)% $ 175 0.6 % Total loans $ 91,964 $ 83,249 $ 82,392 $ 82,986 $ 83,905 $ 8,715 10.5% $ 8,059 9.6 % Less: Indirect—vehicles 1,441 1,679 1,948 2,247 2,578 (238) (14.2)% (1,137) (44.1)% Adjusted total loans (non-GAAP) $ 90,523 $ 81,570 $ 80,444 $ 80,739 $ 81,327 $ 8,953 11.0% $ 9,196 11.3% 62

Non-GAAP reconciliation: Pre-tax pre-provision income (PPI)

GENERATING
Consistent Sustainable
Long-term Performance

($ amounts in millions)	Quarter Ended 6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	2Q20 vs. 1Q20		2Q20 vs. 2Q19	
Net income (loss) available to common shareholders (GAAP)	$ (237)	$ 139	$ 366	$ 385	$ 374	$ (376)	(270.5)%	$ (611)	(163.4)%
Preferred dividends (GAAP)	23	23	23	24	16	—	— %	7	43.8 %
Income tax expense (benefit) (GAAP)	(47)	42	98	107	93	(89)	(211.9)%	(140)	(150.5)%
Income (loss) before income taxes (GAAP)	(261)	204	487	516	483	(465)	(227.9)%	(744)	(154.0)%
Provision for credit losses (GAAP) (1)	882	373	96	108	92	509	136.5 %	790	NM
Pre-tax pre-provision income (non-GAAP)	621	577	583	624	575	44	7.6 %	46	8.0 %
Other adjustments:									
Securities (gains) losses, net	(1)	—	2	—	19	(1)	NM	(20)	(105.3)%
Leveraged lease termination gains	—	(2)	—	(1)	—	2	100.0 %	—	NM
Salaries and employee benefits—severance charges	2	1	—	1	2	1	100.0 %	—	— %
Branch consolidation, property and equipment charges	10	11	12	5	2	(1)	(9.1)%	8	400.0 %
Loss on early extinguishment of debt	6	—	16	—	—	6	NM	6	NM
Professional, legal and regulatory expenses	7	—	—	—	—	7	NM	7	NM
Acquisition expenses	1	—	—	—	—	1	NM	1	NM
Total other adjustments	25	10	30	5	23	15	150.0 %	2	8.7 %
Adjusted pre-tax pre-provision income (non-GAAP)	$ 646	$ 587	$ 613	$ 629	$ 598	$ 59	10.1 %	$ 48	8.0 %

(1) Upon adoption of CECL on January 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for unfunded credit commitments. Prior to the adoption, the provision for unfunded commitments was included in other non-interest expense.
NM - Not Meaningful

REGIONS 63

Non-GAAP reconciliation: ACL/Adjusted Loans, net As of ($ amounts in millions) 6/30/2020 3/31/2020 12/31/2019 9/30/2019 6/30/2019 Total Loans $ 90,548 $ 88,098 $ 82,963 $ 82,786 $ 83,553 Less: SBA PPP Loans 4,498 — — — — Adjusted Total Loans (non-GAAP) $ 86,050 $ 88,098 $ 82,963 $ 82,786 $ 83,553 Allowance for credit losses (ACL) at period end $ 2,425 $ 1,665 $ 914 $ 917 $ 903 ACL/Adjusted Loans, net (non-GAAP) 2.82% 1.89% 1.10% 1.11% 1.08% 64

Forward-looking statements Forward-Looking Statements This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below: • Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions. • Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings. • Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity. • The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses and financial results and conditions.The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also cause an outflow of deposits, result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital. • Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors. • The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders. • Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases. • Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses. • Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities. • Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs. • Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income. • Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are. • Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue. • Our inability to keep pace with technological changes could result in losing business to competitors. • Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. • Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements under law or imposed by our regulators, which may impact our ability to return capital to shareholders. 65

Forward-looking statements (continued) • Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements. • Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted. • The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries. • The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results. • Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business. • Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives. • The risks and uncertainties related to our acquisition or divestiture of businesses. • The success of our marketing efforts in attracting and retaining customers. • Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time. • Fraud or misconduct by our customers, employees or business partners. • Any inaccurate or incomplete information provided to us by our customers or counterparties. • Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively. • Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms. • The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts. • The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses. • The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change. • Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries. • Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take- overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation. • Our ability to achieve our expense management initiatives. • Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans. • Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets. • The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict. • The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. 66

Forward-looking statements (continued) • The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses. • Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders. • Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect. • Other risks identified from time to time in reports that we file with the SEC. • Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated. • The effects of any damage to our reputation resulting from developments related to any of the items identified above. The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward- Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2019 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 as filed with the SEC. Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any second wave or resurgences), actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law. Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551. 67

68